Exhibit 5.1

November 7, 2003

Westinghouse Air Brake Technologies Corporation

1001 Air Brake Avenue

Wilmerding, PA 15148

Re: Westinghouse Air Brake Technologies Corporation

Registration	Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Westinghouse Air Brake Technologies Corporation, a Delaware corporation (the “Company”), in connection with the public offering (i) by certain selling shareholders of the Company (the “Selling Shareholders”) of up to 4,846,000 shares and (ii) by the Company of up to 726,900 shares solely to cover the over allotment option granted to the several underwriters (collectively, the “Secondary Shares”) of the Company’s common stock, par value $.01 per share (the “Common Stock”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In rendering the opinions set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents statutes, decisions and questions of law as we considered necessary or appropriate in order to enable us to furnish this opinion.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

Based upon and subject to the foregoing, we are of the opinion that the Secondary Shares have been duly authorized and, when sold in accordance with the terms of the Registration Statement, will be validly issued and fully paid and nonassessable.

In rendering the foregoing opinion, we have not examined the laws of any jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America and the foregoing opinion is limited to such laws.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/    Reed Smith LLP

DLD:CLD